EXHIBIT 4.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of December 1, 2002.

TRANSGLOBE ENERGY CORPORATION
of #2900 - 530 – 5th Avenue S.W.
Calgary, Alberta T2P 0L4
(“TransGlobe” or “the Corporation”)

AND:

ROSS CLARKSON
of 23 Vantage Ridge Estates,
Calgary, Alberta, T3Z 2S7
(“Clarkson”)

RECITALS:

A.
Ross Clarkson is currently a director of the Corporation and is employed as President and Chief Executive Officer until December 4, 2002. Mr. Clarkson has agreed to continue his appointment as the President and Chief Executive Officer of the Corporation; and

B.	The Board of Directors of the Corporation (“Board”) has approved that appointment on the terms set out below:

AGREEMENTS:

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1	APPOINTMENT

1.1	Beginning December 5, 2002 the Corporation will continue to employ Ross Clarkson as President and Chief Executive Officer.

1.2	The appointment will continue until December 31, 2007 unless sooner terminated as provided in this agreement.

2	RESPONSIBILITIES

2.1
Clarkson will diligently and faithfully devote all of his working time and attention exclusively to the business of the Corporation and to the performance of his duties and responsibilities to the utmost of his ability, and will at all times use his best efforts to promote the interests of the Corporation.

2.2
Without first obtaining written permission from the Corporation, Clarkson will not enter into the service of, be employed by, or otherwise engaged in any capacity by any person, firm or corporation other than the Corporation.

2.3
Clarkson will have the authority, subject always to the general and specific instructions and directions of the Board of Directors of the Corporation, to manage the business of the Corporation, except in matters required by law to be done by the Board of Directors and the shareholders.

2.4	Clarkson will conform to all lawful direction of the Board and comply with the memorandum and articles of the Corporation.

3	FIDUCIARY DUTY

3.1	Clarkson acknowledges that he has a fiduciary relationship with the Corporation, whereby he has an absolute duty of trust and fidelity to the Corporation, to act loyally and with the utmost good faith exclusively in the best interests of the Corporation and to avoid any conflict of interest.

3.2	(a)
Clarkson acknowledges that as the President and Chief Executive Officer, and in any other position as the President may hold, Clarkson will acquire information of certain matters and things which are confidential to the Corporation, and which information is the exclusive property of the Corporation.

(b)
Clarkson acknowledges the information as referred to in (a) above could be used to the detriment of the Corporation. Accordingly, Clarkson undertakes not to disclose any of it to any third party either during the term of his employment, except as may be necessary in the proper discharge of his employment under this Agreement, or after the term of his employment, however caused, except with the written permission of the Corporation.

(c)
Clarkson acknowledges and agrees that, without prejudice to any other rights of the Corporation, in the event of his violation or attempted violation of any of the covenants contained in (a) and (b) above, an injunction or any other remedy shall be the only effective remedy to protect the Corporation’s rights and property as set out in (a) and (b) above, and that an interim injunction may be granted immediately on the commencement of any suit.

3.3
At the end of Clarkson’s employment, he will immediately return to the Corporation all documents, papers, materials and other property of or relating to the affairs of the Corporation or any of its subsidiaries which may be in his possession or control.

4	REMUNERATION

4.1

From December 1, 2002 TransGlobe will pay to Clarkson an annual salary of $180,000 (Cdn.) “Annual Base Salary” which will be paid in equal monthly instalments in arrears of $15,000 each. Annual Base Salary will be reviewed annually by the Compensation Committee for the years 2004, 2005, 2006 and 2007 to determine if an increase in the Annual Base salary will be recommended to the Board.

5	INSURANCE BENEFITS

5.1	The Corporation will continue to enrol Clarkson in the medical and dental insurance programs presently in force for employees of the Corporation.

5.2	The Corporation will pay all premium costs for the benefits described in Section 5.1.

6	VACATION

6.1
In addition to statutory holidays, the Corporation will provide Clarkson with annual paid vacation of 30 working days each year, to be taken when he deems appropriate in consideration of the Corporation’s operational requirements.

6.2
If Clarkson does not use all of his vacation entitlement in a given year, he may accumulate it and use it in a subsequent year. If Clarkson has unused vacation entitlement to his credit when this Agreement is ended, he will be paid its equivalent cash value.

6.3	The Corporation may require Clarkson to use up unused vacation entitlement.

7	EXPENSES AND ALLOWANCES

7.1	The Corporation will reimburse Clarkson for all reasonable expenses incurred by him in connection with the Corporation’s business, in accordance with its applicable policies.

7.2	The Corporation will pay for the cost of membership dues to a club intended for business purposes up to a maximum of $1,000 per year.

7.3
The Corporation will, subject to insurability, secure and pay the premiums for a life insurance policy on Clarkson’s life in an amount of not less than one year’s salary in which the person designated by Clarkson will be the beneficiary.

7.4	The Corporation will pay Clarkson a parking allowance for one space in the Calgary down town area in the parking garage underneath TransGlobe's office.

8	SHARE OPTIONS

8.1
In addition to the fixed compensation set out in Section 4, the President is to participate in TransGlobe’s Stock Option Plan. Clarkson currently is entitled to purchase 712,000 common shares of TransGlobe.

8.2
TransGlobe may issue to Clarkson additional Share Options in accordance with the policies and rules of TransGlobe’s Stock Option Plan, as determined by the Compensation Committee of TransGlobe. All such new Share Options would be subject to the approval of the Board of Directors of TransGlobe and may also be subject to the approval of the Toronto Stock Exchange (“TSX”) in accordance with its policies.

9	BONUSES

9.1	TransGlobe may pay to Clarkson a performance bonus in such amount as may be determined by the Compensation Committee of TransGlobe.

10	ENDING

10.1	The Corporation may end this Agreement and Clarkson’s employment at any time for just cause, without any notice and without any liability to TransGlobe.

10.2
The Corporation may end this Agreement and Clarkson's employment at any time without just cause by giving a written notice to Clarkson. Upon giving such notice the Corporation will pay to Clarkson a retiring allowance in an amount equal to 24 months of his then current monthly salary and benefits.

10.3	(a)
Clarkson may end this Agreement and his employment, without further liability to the Corporation, by giving 30 days written notice of resignation to the Board of Directors, which the Corporation may waive in whole or in part.

(b)
If any person (as defined in the Securities Act (Alberta) (the “Act”) together with his or its “associates” (as defined in the Act) acquires “beneficial ownership” (as defined in the Act) of 20 per cent or more of the outstanding common shares of the Corporation, as evidenced by such person’s insider report filed with the Alberta Securities Commission of the Corporation’s register of members or such other reasonable evidence, other than a current insider of the Corporation (as defined in the Act) Clarkson may, within 6 months after that event, elect to end this Agreement and his employment and TransGlobe will pay to Clarkson a retiring allowance in an amount equal to 24 months of his then current salary and benefits.

10.4	If Clarkson should die during the term of this Agreement the Corporation will pay to his estate an amount equal to 6 months of his then current salary and benefits.

10.5
Clarkson acknowledges that the arrangements described in this Section 10 are fair and reasonable and constitute the Corporation’s sole obligation to provide notice of termination, severance pay or related compensation.

10.6	Regardless of how this Agreement and Clarkson’s employment is ended, Section 3 will remain in effect after it is ended.

11	NON-COMPETITION

11.1	(a)
Clarkson agrees with and for the benefit of TransGlobe that for a period of 6 months from the date of termination of Clarkson ’s employment, however caused, he will not be engaged in a business which directly competes with the business of TransGlobe (directly or through its subsidiaries) in international oil and gas exploration, production and development in the countries in which TransGlobe then operates.

(b)
Clarkson further agrees that, during employment pursuant to this Agreement and for a period of 6 months following termination of employment, however caused, he will not hire or take away or cause to be hired or taken away any employee of the Corporation or, following termination of Clarkson’s employment, any employee who was in the employ of the Corporation during the 6 months preceding termination.

12	DIRECTOR’S LIABILITY INSURANCE/INDEMNITY

12.1	The Corporation will carry directors and senior officers insurance so long as its cost is not, in the Board’s opinion, excessive.

12.2	The Corporation will indemnify Clarkson in respect of his actions or omissions as the President and a director of the Corporation to the extent permitted by law.

13	CORPORATION'S PROPERTY

13.1
Clarkson acknowledges that all items of any and every nature or kind created or used by Clarkson under this Agreement, or furnished by the Corporation or any of its subsidiaries to Clarkson, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Corporation at all times and shall be surrendered to the Corporation, in good condition, promptly on the termination of Clarkson’s employment irrespective of the time, manner or cause of the termination.

14	ASSIGNMENT OF RIGHTS

14.1	The rights which accrue to the Corporation under this agreement shall pass to its successors or assigns. The rights of Clarkson under this Agreement are not assignable or transferable in any manner.

15	NOTICES

15.1	(a)
Any notice required or permitted to be given to Clarkson shall be sufficiently given if delivered to Clarkson personally or if mailed by registered mail to Clarkson’s address last known to the Corporation.

(b) Any notice required or permitted to be given to the Corporation shall be sufficiently given if mailed by registered mail to the Corporation’s Head Office at its address last known to Clarkson.

16	GOVERNING LAW

16.1	This Agreement shall be construed in accordance with the laws of the Province of Alberta.

17	INDEPENDENT LEGAL ADVICE

17.1
Each of the Corporation and Clarkson hereby confirm and acknowledge that they have sought independent legal advice with respect to their respective rights and obligations arising from this Agreement and each such party does further confirm and acknowledge with the understanding that each such party is relying upon such representations in entering into this Agreement, that this Agreement constitutes a legal, binding agreement, enforceable as against each such party in accordance with its terms.

18	DISPUTE RESOLUTION

18.1
Before initiating any legal proceedings, the parties will attempt to resolve all disputes concerning the interpretation, application or enforcement of any term of this Agreement by mediated negotiation, and will use their best efforts to resolve any dispute through mediation.

18.2
If a dispute between the parties concerning the interpretation, application or enforcement of any term of this Agreement is not resolved by mediation within 90 days after one party notifies the other in writing of an intention to mediate the dispute, the parties will submit the matter to binding arbitration, pursuant to the provisions of the Arbitration Act of Alberta, and the parties hereby irrevocably authorize any arbitrator who may be appointed to endeavour to mediate the resolution of the dispute before rendering a binding award.

19	ENTIRE AGREEMENT

19.1
This Agreement contains the entire agreement between the parties with respect to Clarkson’s employment, and cancels and supersedes all prior agreements between them, and no amendment or variation of the terms of this Agreement will be effective or binding unless made in writing and signed by both of them.

TO EVIDENCE THEIR AGREEMENT the parties have executed this document on the dates appearing below.

TRANSGLOBE ENERGY CORPORATION

Per:      (signed) R. A. Halpin
            Authorized Signatory

Name: Mr Robert A. Halpin

Title: Director & Chairman of the Board

Date: December 4, 2002

SIGNED AND DELIVERED on	)
November 29, 2002 in the presence of:	)
)
(signed) D. C. Ferguson	)
(Signature))
)
	)	(signed) Ross Clarkson
DAVID C. FERGUSON	)	ROSS CLARKSON
(Print Name))
)
)
Calgary, AB	)
(Address))
)
Chartered Accountant	)
(Occupation))